CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated January 12, 2011, in this Registration Statement on Post Amendment No. 3 to Form S-1 of Encore Brands, Inc., for the registration of shares of its common stock. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/LBB & Associates Ltd., LLP
LBB & Associates Ltd., LLP
Houston, Texas
March 3, 2011